EXHIBIT 99.1

CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

(513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Completes Exchange Offer
for Its 6.125% Senior Notes Due 2034

Cincinnati, April 21, 2005 -- Cincinnati Financial Corporation (Nasdaq: CINF) announced today that it has completed its previously announced offer to exchange its outstanding 6.125% senior notes due 2034 for up to $375 million aggregate principal amount of newly issued 6.125% series B senior notes due 2034, which have been registered under the Securities Act of 1933, as amended.

As of the expiration date of the exchange offer at 5:00 p.m., New York City time, on Friday, April 15, 2005, $364.5 million aggregate principal amount of the outstanding notes had been tendered and accepted for exchange.

Holders of outstanding notes will receive exchange notes (CUSIP No. 172062AE1) pursuant to the terms of the exchange offer as described in the company’s prospectus dated March 15, 2005. The prospectus and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission’s Web site (www.sec.gov) or from The Bank of New York Trust Company, N.A., the exchange agent for the offer. Questions regarding the exchange offer may be directed to The Bank of New York Trust Company, N.A., Corporate Trust Operations, Exchange Unit at (212) 815-3750.

A registration statement relating to the offers has been filed with the SEC and was declared effective on March 14, 2005. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.